HQL

ANNUAL MEETING REPORT

An Annual Meeting of Shareholders was held on June 14, 2005 at 9:00am. The Shareholders voted to elect three Trustees of the Fund to hold office for a term of three years or until their respective successors shall have been duly elected and qualified. The following votes were cast with respect to each of the nominees.

			 For	          Withheld  Broker Non Votes
Robert P. Mack, M.D.	 11,124,870    119,760		0
Eric Oddleifson	 11,119,089	  25,542		0
Oleg M. Pohotsky	 11,009,551     235,080		0

The nominees were elected to serve until the 2008 Annual
Meeting. Daniel R. Omstead, Ph.D., and Henri Termeer will serve until the 2006 Annual Meeting. Trustees serving until the 2007 Annual Meeting are Lawrence S. Lewin and Uwe E.
Reinhardt, Ph.D.

The Shareholders ratified the appointment of Deloitte &
Touche LLP as the independent registered public accountants of the Fund for the fiscal year ending September 30, 2005 by the following votes.

				For		11,139,555
				Against	       38,300
				Abstain	       66,772
				No Vote	                4